SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Thomas D. Hickey (the “Employee”) and Primus Telecommunications, Inc. (the “Employer”).

WHEREAS, the Employer and the Employee entered into an employment letter dated June 22, 2010 (the “Employment Letter”);

WHEREAS, effective March 25, 2011, the Employee’s employment with the Employer was terminated by the Employer “without cause” (as defined in the Employment Letter); and

WHEREAS, the Employer has offered the Employee valuable consideration over and above the Employee’s normal benefits on termination, in exchange for the Employee entering into this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1.           The parties acknowledge and agree that the Employee’s employment with the Employer has been terminated effective March 25, 2011 (the “Termination Date”).  The Employee acknowledges and agrees that the Employer has no obligation to re-employ the Employee at any time in the future and, if the Employee should seek employment with the Employer at some future date, that the Employer may choose to decline the Employee’s request for future employment, without consequence to the Employer.  The Employer agrees that it will not contest the Employee’s eligibility for unemployment compensation benefits.  Notwithstanding the foregoing, nothing in this Section 1 shall prohibit the Employer from responding truthfully to inquiries from any governmental agency or regulatory authority concerning the Employee’s employment with the Employer or the termination thereof.

2.           Once this Agreement becomes effective as described in Section 12 below (the “Effective Date”), the Employer shall pay (i) the Employee the amount of $195,000, less applicable deductions and withholdings, which represents nine (9) months of the Employee’s current salary, payable in accordance with the Employer’s regular semi-monthly payroll practices commencing on the Employer’s next regularly scheduled pay date after the Effective Date; (ii) the Employee the amount of $32,500, less applicable deductions and withholdings, which represents a one-time performance award, payable in a lump sum amount ten (10) days after the Effective Date of this Agreement; and (iii) provided the Employee timely elects to continue health insurance coverage in accordance with the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the COBRA premiums, on the Employee’s behalf, until the date that is the earlier of (a) nine (9) calendar months of insurance coverage, which period shall end on December 31, 2011, and (b) the date the Employee is eligible for health care coverage under a subsequent employer’s plan ((i), (ii) and (iii) collectively, the “Severance Pay”).  The Employee may continue coverage beyond December 31, 2011, at the Employee’s own cost, in accordance with all applicable COBRA requirements.  In the event the Employee commences employment with a subsequent employer during calendar year 2011, the Employee shall promptly notify the Employer in writing of the date the Employee commences such employment and shall respond promptly to any reasonable inquiries concerning the Employee’s eligibility for health care coverage under such subsequent employer’s plan.  The Employer shall become obligated to pay the Severance Pay only if the Employee has not revoked this Agreement during the seven-day revocation period referenced in Section 12 below.

3.         As a material inducement to the Employer to enter into this Agreement and in consideration of the Employer’s promise to provide the Severance Pay pursuant to Section 2 above, the Employee, on behalf of the Employee, the Employee’s heirs, legal representatives, executors, administrators and assigns, hereby irrevocably and unconditionally releases the Employer and all its parent companies, subsidiaries, affiliates and related entities, together with all of its and their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, insurers, predecessors, successors, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date the Employee signs this Agreement, including, but not limited to, any claims arising out of or related to (i) the Employment Letter, (ii) the Employee’s employment with the Employer and the ending of that employment, (iii) any contract, express or implied, in writing or oral, or (iv) any rights or claims under any federal, state or local statute prohibiting any form of discrimination, including, without limitation, the National Labor Relations Act, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Virginia Human Rights Act, the Rehabilitation Act of 1973, including Section 504 thereof, the Americans with Disabilities Act, the Americans with Disabilities Amendments Act of 2008, the Civil Rights Act of 1966 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Occupational Safety and Health Act, all as amended.  This release specifically includes, but is not limited to, any claims based upon race, color, age, religion, sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, harassment or any other basis prohibited by law.  The Employee further agrees to waive irrevocably any right to recover under any claim that may be filed on the Employee’s behalf by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local government entity, relating to the Employee’s employment with the Employer or the ending of that employment.  Notwithstanding the foregoing, this Agreement does not: (i) prohibit or restrict Employee from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the  existence of this Agreement or its underlying facts, or (ii) require Employee to notify the Employer of such communications or inquiry.

4.           The Employee represents and warrants that the Employee has not (i) filed or otherwise initiated any complaints or charges or lawsuits against the Employer or any other Releasee with any governmental agency or court, or (ii) assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein the Employee has against the Employer or any other Releasee.

5.           The Employee has returned all Employer property, including without limitation, all equipment, computers/laptops, supplies, documents, files, records, reports, memoranda, software, credit cards, cardkey passes, identification badges, door and file keys, computer access codes, disks, employee or instructional manuals, cell phones, Blackberries and all other physical or personal property the Employee received, prepared or helped to prepare in connection with the Employee’s employment with the Employer, and all copies, duplicates, reproductions or excerpts thereof, whether such material is in paper form or electronic or recorded format.

6.           The Employee agrees that the Employee will not make, or cause to be made, any disparaging or defamatory comments about the Employer or about any other Releasee, nor will the Employee authorize, encourage or participate with anyone on the Employee’s behalf to make such statements.  The Employer agrees that it will not make, or cause to be made, any disparaging or defamatory comments about the Employee or authorize, encourage or participate with anyone on the Employer’s behalf to make such statements.

7.           The Employee agrees to keep the terms, amount and fact of this Agreement completely confidential, except as may be required by law or legal process (except to the extent publicly disclosed by the Employer), and except that the Employee may reveal the terms of this Agreement to the Employee’s immediate family and the Employee’s legal, financial and tax advisors, provided that each such individual agrees not to reveal such information further.

8.           The Employee acknowledges that the Severance Pay to be provided to the Employee under Section 2 above exceeds any compensation or benefits which would otherwise be paid to the Employee on termination of the Employee’s employment.  The Employee further acknowledges and agrees that the Severance Pay to be provided to the Employee under Section 2 above shall be in lieu of and discharge any obligations of the Employer to the Employee for any further compensation, severance benefits, or any other expectations of remuneration or benefit on the part of the Employee, except: (i) for the payment of any salary earned but not paid through the Termination Date, less applicable deductions and withholdings; (ii) for the payment of any accrued but unused vacation pay as of the Termination Date, less applicable deductions and withholdings; (iii) for the reimbursement of reasonable business expenses incurred by the Employee prior to the Termination Date, to be paid in accordance with the Employer’s policy for reimbursement of employee business expenses; (iv) to the extent that the Employee qualifies for benefits under the terms of any employee benefit or equity incentive plan (the “Equity Plan”) following the Termination Date; and (v) for the payment of the Employee’s 2010 bonus payment, less applicable deductions and withholdings, scheduled to be paid on March 18, 2011.  If applicable, the Employee shall continue to be entitled to any vested benefits that accrued as of the Termination Date pursuant to the Equity Plan, but the Employee shall accrue no further benefits after the Termination Date.

9.           The Employee represents and acknowledges that the Employee (i) has been given a period of twenty-one (21) calendar days to consider this Agreement; (ii) has read and understands the terms of this Agreement; (iii) has been given an opportunity to ask questions of the Employer’s representatives; (iv) understands that this Agreement includes a waiver of all rights and claims the Employee may have under the Age Discrimination In Employment Act of 1967 (29 U.S.C. §621 et seq.); and (v) has been advised to consult with an attorney prior to signing this Agreement.

10.           The Employee further represents that in signing this Agreement the Employee does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the Employer or any other Releasee with regard to the subject matter, basis or effect of this Agreement or otherwise.

11.           This Agreement is knowingly and voluntarily entered into by all parties.

12.           For a period of seven (7) calendar days after the date the Employee signs this Agreement (which shall not be prior to the Termination Date), the Employee has the right to revoke this Agreement by delivering written notice of revocation to Christie A. Hill, General Counsel and Secretary, 7901 Jones Branch Drive, Suite 900, McLean, VA 22102 prior to midnight on the seventh (7th) calendar day following the date on which the Employee signs this Agreement.  The Agreement shall not be effective or enforceable, and the Employee shall not be entitled to any Severance Pay, unless and until seven (7) calendar days have elapsed from the date the Employee signs this Agreement, and the Employee has not revoked the Agreement during that seven (7) calendar day period.

13.           The Employee covenants and agrees that during the one (1) year period following the Termination Date, the Employee will not knowingly, directly or indirectly, as principal, agent, or otherwise, anywhere in the world, act in any way to solicit, divert, or take away any customer of the Employer.

14.           This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements, understandings or arrangements between the parties as to the subject matter of this Agreement, except that the following shall survive this Agreement and remain in full force and effect in accordance with their terms: (i) any provision of the Employment Letter that contemplates performance by the Employee after the Termination Date; and (ii) the Non-Competition, Non-Solicitation and Confidentiality Agreement, dated July 1, 2010, between the Employer and the Employee.

15.           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to rules regarding conflicts of law.  The Employee irrevocably submits to and recognizes the jurisdiction of Virginia’s state courts or, if appropriate, a federal court located in the Commonwealth of Virginia (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement of any subject addressed in this Agreement.

16.           The provisions of this Agreement are severable, and if any part or provision of it is found to be unenforceable, the other parts and provisions shall remain fully valid and enforceable, provided, however, that if the release provided for in Section 3 above (or any part thereof) is found to be invalid, the parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

17.           This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

18.           Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by the parties hereto.  Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

19.           This Agreement shall be binding on the Employee and the Employee’s heirs, administrators, representatives, executors and assigns and shall inure to the benefit of the Employer, its parent companies, subsidiaries and affiliates and to all of their successors and assigns.

20.           Each party shall bear its or his own attorneys’ fees and costs incurred in connection with this Agreement.

21.           Any provision of this Agreement that contemplates performance after any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date(s) indicated below.

PRIMUS TELECOMMUNICATIONS, INC.		EMPLOYEE

By:	/s/ Peter D. Aquino	/s/ Thomas D. Hickey
	Peter D. Aquino	Thomas D. Hickey
Chairman, President and Chief Executive
Officer

Date:	MARCH 25, 2011	Date:	MARCH 25, 2011

THIS AGREEMENT IS INVALID IF SIGNED BEFORE THE TERMINATION DATE